Exhibit 99

COMPANIES ANNOUNCE SETTLEMENT INVOLVING
BF GOODRICH/COLTEC MERGER

RICHFIELD, OHIO - July 8, 1999 - The BFGoodrich Company, Coltec Industries, Inc., and AlliedSignal Inc. jointly announced today that they have settled the AlliedSignal lawsuit opposing the merger between BFGoodrich and Coltec. Judge Sharp has scheduled a hearing on Monday, July 12, at 1:30 p.m. to determine how the Crane Co. lawsuit will proceed and whether the preliminary injunction will continue.
         The provisions of the settlement include business benefits to all parties. BFGoodrich agrees to honor Coltec's strategic marketing alliance with AlliedSignal for jointly marketing landing gear and wheels and brakes when integrated system bids are requested. The strategic alliance will remain in effect for the balance of the original ten-year term and appropriate safeguards will be implemented to protect confidential information. In addition, BFGoodrich will become AlliedSignal's landing gear supplier whenever AlliedSignal bids an integrated system. Under the settlement agreement, AlliedSignal will also be given the right of first refusal to purchase any material assets for the design, testing or manufacture of landing gear that BFGoodrich decides to divest.
Other aspects of the settlement were not disclosed.
         BFGoodrich Executive Vice President and President of BFGoodrich Aerospace Marshall Larsen said, "The agreement with AlliedSignal will promote a continuing relationship that will be beneficial to BFGoodrich, AlliedSignal and the aerospace industry as a whole. We look forward to the continued growth of our wheel and brake and other aerospace businesses."
         AlliedSignal Aircraft Landing Systems Vice President and General Manager Carl Montalbine stated, "This settlement agreement protects our wheel and brakes business in South Bend by ensuring that AlliedSignal has long-term access to landing gear and can continue to serve as a landing systems integrator. The settlement provides both protections and new business opportunities that will strengthen AlliedSignal's landing systems business."


For more information, contact:

At BFGoodrich:    Rob Jewell (330) 659-7999 (office); (330) 666-0982 (home);
                  John Bingle (330) 659-7788

At Coltec:        Kevin Ramundo (704) 423-7024 (office); (704) 552-5894 (home);
                  (704) 905-7892 (cell phone)

At AlliedSignal:  Tom Crane (973) 455-4732





July 8, 1999